September 14, 1995



Bernard Chaus, Inc.
1410 Broadway
New York, NY  10018

Gentlemen/Ladies:

     We refer to our Restated and Amended Financing Agreement with you bearing effective date of July 1, 1992, as amended ("Agreement"). Capitalized terms herein have the meaning ascribed to them in the Agreement unless otherwise indicated.

     1. We waive any rights we would otherwise have as a result of the fact that, on June 30, 1995, Tangible Net Worth was less than ($9,000,000) and Working Capital was less than ($11,000,000).

     2.    In consideration of the foregoing, you agree to pay us
$35,000 on execution hereof. In addition to our other rights, we may charge said amount to your account.

     The waivers herein are limited to the date and the provisions specified above. We reserve all of our other rights, including but not limited to our rights arising out of your failure to comply with the provisions specified above on a date other than that specified above. Accordingly, nothing herein is, or should be construed to be, a precedent.

Subject to the foregoing, the Agreement is ratified and confirmed.

                                  Very truly yours,
                                  BNY Financial Corporation



                                  By:  s/ Andrew Rogow
                                  -----------------------------
                                          Andrew Rogow


AGREED:
Bernard Chaus, Inc.



By:   /s/ Karen A Maloney
      ------------------------
          Karen A Maloney